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                                                                 EXHIBIT 23.7


      [Letterhead of Merrill Lynch, Pierce, Fenner & Smith Incorporated]





Board of Directors
The Meridian Resource Corporation
15995 N. Berlers Landing, Suite 300
Houston, Texas 77079

Members of the Board:

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of The Meridian Resource Corporation ("TMRC"), dated July 3, 1997, as Appendix C to the Joint Proxy Statement/Prospectus of TMRC and Cairn Energy USA, Inc. ("Cairn") relating to the proposed merger transaction involving Cairn and TMRC and references to such opinion letter in the Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors", "THE MERGER -- Background", "--TMRC's Reasons for the Merger" and "--Opinions of Financial Advisors -- TMRC Opinion". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                Merrill Lynch, Pierce, Fenner & Smith
                                Incorporated


Houston, Texas
September 23, 1997